Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-28821

                     SUPPLEMENT NO. 2 DATED OCTOBER 7, 1999
                        TO PROSPECTUS DATED JUNE 20, 1997

     This Prospectus Supplement supplements information contained in that certain Prospectus of Gum Tech International, Inc. (the "Company") dated June 20, 1996 (the "Prospectus") relating to the potential sale from time to time of up to 1,152,632 shares of the Company's Common Stock issuable upon exercise of Common Stock Purchase Warrants issued in the Company's IPO Offering and conversion of the Company's Convertible Notes, and up to 40,000 Common Stock Purchase Warrants. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following replaces the entire Section in the Prospectus set forth under the caption "Selling Stockholders." The new Section corrects certain summary information regarding the components of the stock sale and reflects the transfer of the Warrants by Kensington Securities, Inc., the underwriter in the Company's IPO Offering, to certain Selling Stockholders listed below as well as the sale of certain Warrants to certain Selling Stockholders.

PROSPECTUS
                          GUM TECH INTERNATIONAL, INC.

                       620,000 Shares of Common Stock Upon
                   Exercise of Common Stock Purchase Warrants

                         532,632 Shares of Common Stock
                Upon Conversion of Subordinated Convertible Notes

                      40,000 Common Stock Purchase Warrants

     This Prospectus covers the sale of an aggregate of 1,152,632 shares of the no par value common stock ("Common Stock") of Gum Tech International, Inc. (the "Company") comprised of (i) 620,000 shares upon exercise of Common Stock Purchase Warrants ("Purchase Warrants") issued in the Company's initial public offering ("IPO Offering") and (ii) 532,632 shares upon conversion of subordinated convertible notes ("Convertible Notes") together with 40,000 Common Stock Purchase Warrants (the "Warrants"), each Warrant entitling the holder to purchase one share of Common Stock at $7.50 per share at any time until April 24, 2001. The securities are held by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any part of the proceeds from the sale of securities by the Selling Stockholders, although it will receive any funds tendered upon exercise of the Purchase Warrants.

     The Selling Stockholders may sell the Common Stock and Warrants from time to time directly or indirectly through designated agents in open market transactions, including block trades, on the NASDAQ National Market (the
"National Market"), in negotiated public or private transactions or in a combination of any such methods of sale or through dealers or underwriters to be determined at the time of sale. To the extent required, the Common Stock or Warrants to be sold, the name of the Selling Stockholders, purchase price, offering price, the name of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement. The aggregate proceeds to the Selling Stockholders from sales of the Common Stock or Warrants will be the purchase price of the Common Stock or Warrants sold less the aggregate agents' commissions and underwriters' discounts, if any. All other distribution expenses of the offering will be paid for by the Company. See "Plan of Distribution."

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock or Warrants may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Common Stock or Warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Common Stock is listed on the National Market under the symbol "GUMM." On June 4, 1997, the closing sales price of the Common Stock as reported on the National Market was $9.81 per share.

     PURCHASE OF THE COMMON STOCK AND WARRANTS IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

                  The date of this Prospectus is June 20, 1997

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates.

     The Company furnishes annual reports to its stockholders which include audited financial statements. The Company may also furnish quarterly financial statements to its stockholders and such other reports as may be authorized by its Board of Directors.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed or will be filed with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

     (2) The Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 1997;

     (3) The Company's Quarterly Report on Form 10-QSB for the three months ended September 30, 1996;

     (4) The Company's Quarterly Report on Form 10-QSB for the three months ended June 30, 1996;

     (5) Proxy Statement for the Annual Meeting of Stockholders of the Company held June 13, 1997;

     (6)  Description   of  the  Common  Stock   contained   in  the   Company's
          Registration Statement on Form SB-2 declared effective under the Securities Act, on November 8, 1996; File Number 333-14667;

     (7) All other documents subsequently filed by the Company pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the 1934 Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Jeffrey L. Bouchy, Senior Vice President and Chief Financial Officer, Gum Tech International, Inc., 4205 North 7th Avenue, Suite 300, Phoenix, Arizona 85013, telephone (602) 277-0606.

                             BUSINESS OF THE COMPANY

     The Company was organized in 1991 to develop, market and distribute specialty chewing gum products under its own brand names and on a private label basis for other chewing gum marketers. The Company's current chewing gum products contain ingredients which it claims (i) promote weight loss (under the "ChromaTrim" and "CitrusSlim" brand names), (ii) contribute to energy and endurance (under the "Buzz Gum", "Power Gum" and "Love Gum" brand names), (iii) alleviate certain premenstrual symptoms (under the "Repose" brand name), (iv) promote oral hygiene and breath freshness (under the "DentaHealth" brand name) and provide antioxidant vitamins. The Company manufactures its chewing gum products in a 28,000 square foot leased facility in Phoenix, Arizona.

     The Company's business strategy is to (i) manufacture its own chewing gum products and the private label chewing gum products of other chewing gum marketers in greater quantities and at lower costs, (ii) increase revenues by
(a) expanding its marketing efforts for existing chewing gum products, (b) developing new chewing gum products through its own research and development facilities and (c) further developing its private label business, and (iii) expand its distribution and customer base by adding over-the-counter ("OTC") non-prescription medications (such as antacids, cough suppressants, pain relievers and the like) to its chewing gum products. The Company has not yet commenced the distribution or marketing of any OTC chewing gum products but expects (but cannot assure) that it will do so in 1997.

     The Company markets its chewing gum products through wholesale distributors who distribute primarily to natural food stores and through other brokers, marketers and distributors to convenience stores and independent grocery and drug stores. The Company also markets to chain grocery, drug and club stores and to larger private label customers who market under their own brand names.

     Some of the Company's specialty chewing gum products are subject to regulation by the United States Food and Drug Administration ("FDA"). If the FDA concludes that certain chewing gum products are "drugs" under applicable FDA regulations or if the Company commences marketing of OTC chewing gum products, the FDA may restrict or remove any or all of the Company's chewing gum products from the market if such products violate FDA rules or regulations.

     The Company was incorporated in Utah in February 1991 as a specialty chewing gum products marketer under the name Nekros International Marketing, Inc. with office and warehouse facilities initially located in Ogden, Utah. In November 1994, control of the Company changed and between May 1995 and November 1995, the Company raised funds to establish a new management team, develop additional chewing gum products, build inventories and purchase chewing gum manufacturing equipment. In April 1996 the Company sold to the public 460,000 Units of its securities at $18.00 per Unit in the IPO Offering, each Unit consisting of three shares of Common Stock and one Common Stock Purchase Warrant (the "IPO Warrants") to purchase an additional share of Common Stock at any time until April 24, 2001 at $7.50 per share. In connection with the IPO Offering, the Company issued to the Representative of its underwriters (the "IPO Representative") Unit Warrants to purchase an aggregate of 40,000 Units, consisting of 120,000 shares of Common Stock and 40,000 Warrants identical to the IPO Warrants. The Common Stock underlying the 460,000 IPO Warrants, together with the 160,000 shares issuable upon exercise of the Unit Warrants
(collectively the "Purchase Warrants") issued to the IPO Representative are being registered hereby. The Company is also registering hereby the 40,000 Warrants issued to the IPO Representative and 532,632 shares issuable upon conversion of $2,530,000 of subordinated convertible notes ("Convertible Notes") issued by the Company in February 1997.

     The Company's executive offices are located at 4205 North 7th Avenue, Suite 300, Phoenix, Arizona 85013, telephone (602) 277-0606, and its warehouse and manufacturing facility is located at 246 East Watkins, Phoenix, Arizona 85004.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should carefully consider the following risk factors and other information contained in this Prospectus before making an investment in the Common Stock. Information contained in this Prospectus includes "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results addressed by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results addressed in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results addressed in such forward-looking statements.

     Limited Operating History; Recent Losses. The Company began operations in February 1991, and has a limited operating history upon which potential investors may evaluate its performance. Although the Company reported net income of $497,471 for the year ended December 31, 1995 and $541,575 for the three months ended March 31, 1997, it reported a significant loss for the year ended December 31, 1996 of $2,635,895 and can give no assurance that future operations will be profitable. The likelihood of the Company's success must be considered relative to the problems, difficulties, complications and delays frequently encountered in connection with the development and operation of a new business and the competitive environment in which the Company intends to operate.

     Significant Number of Shares Eligible for Immediate and Future Sales. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale could adversely affect the market price for the Common Stock. All 4,948,740 shares of the Company's Common Stock outstanding have either been registered for public sale or are salable under Rule 144 promulgated under the Securities Act and therefore, all such shares may be immediately sold by the holders, subject only to an April 24, 1996 agreement between the holders of 2,877,565 shares (all of which have been registered) and the IPO Representative in which the holders agreed not to sell or otherwise dispose of their shares of Common Stock until April 24, 1998 without the prior written consent of the IPO Representative. The IPO Representative may release these shares without notice at any time. Moreover, 1,152,632 shares underlying the Purchase Warrants, Convertible Notes and Warrants are being registered hereby and 1,200,000 shares underlying the Company's 1995 Stock Option Plan have been previously registered. Following exercise or conversion, as the case may be, all of the 1,152,632 shares may be sold by the holders at any time subject to the Company's right through January 1998 to restrict public sale of the 532,632 shares issuable upon conversion of the Convertible Notes.

     Unproven Markets for Certain of the Company's New Products; No Assurance of Consumer Acceptance. The Company recently introduced a number of new chewing gum products including three new chewing gum products (Repose, DentaHealth and Vita A-C-E), which the Company claims alleviate certain premenstrual symptoms, promote oral hygiene and provide antioxidant vitamins, respectively. There can be no assurance that a market exists for any of these chewing gum products, or that consumers will purchase these or any other new product offerings of the Company in sufficient amounts to justify continued production.

     Significant Fixed Costs for and Underutilization of Manufacturing Facility. The Company estimates that the fixed costs associated with its Phoenix, Arizona manufacturing facility approximate $130,000 per month and that only 15% of the facility's total capacity is currently being utilized. These fixed costs contributed to significant losses reported by the Company for the year ended December 31, 1996 and will continue to significantly contribute to losses until the Company increases utilization of the facility.

     Competition. The distribution and sale of chewing gum products are highly competitive and consists primarily of three multi-billion dollar United States-based multinational companies (Wm. Wrigley Jr. Company, Warner Lambert Company and Nabisco Food Group, Inc.) which own most of the chewing gum brands, large specialty chewing gum manufacturers, such as The Topps Company ("Bazooka" brand chewing gum) and Marvel Holdings, Inc. ("Double Bubble" brand chewing gum), and small specialty chewing gum marketers, such as the Company. The Company does not have the capital resources, marketing and distribution networks, manufacturing facilities, personnel, product name recognition or advertising budget to introduce chewing gum brands intended to compete with the multinational chewing gum manufacturers or the large specialty chewing gum marketers.

     FDA and Other Government Regulation. The Company's chewing gum products manufactured by it or by others for it are subject to regulation by the FDA including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding products and disclosure of product ingredients. In addition, the Federal Trade Commission ("FTC") has jurisdiction over advertising of the Company's products. Moreover, if the FDA concludes that any of the Company's chewing gum products are "drugs" under applicable FDA regulations or otherwise violate FDA rules or regulations, the FDA may (i) require that manufacture of such products be in accordance with FDA "good manufacturing practices" (which prescribe specific requirements and procedures for the manufacture of FDA regulated products), or (ii) restrict or remove such products from the market. Such action may be taken against the Company and any entity which manufactures products for the Company. Any OTC chewing gum products offered by the Company will be subject to marketing permission and ongoing intensive regulation by the FDA.

     On April 1, 1994 the Company received a Warning Letter from the FDA indicating that the Company's Buzz Gum chewing gum products were mislabeled. In June 1994 the Company revised its labeling and so notified the FDA. No further action was taken by the FDA.

     The Company's chewing gum manufacturing facilities are subject to regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various health, sanitation, safety and fire codes and standards. Suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt the Company's manufacturing operations. Should the Company elect to manufacture OTC chewing gum products, its manufacturing facilities will also be subject to inspection and regulation by the FDA.

     No Assurance of Scientific Proof. Under FDA and FTC rules, the Company is required to obtain scientific data to support any health claims it makes concerning its products, although no pre-clearance or filing is required to market the products. The Company has obtained such scientific data for all its products and employs two individuals to gather and organize the scientific data when required. The Company has not provided nor been requested to provide any scientific data to the FDA. The marketing of certain of the Company's chewing gum products involves claims that such products assist in weight loss, alleviate certain premenstrual symptoms, promote dental hygiene and the like. There can be no assurance that the scientific data obtained by the Company in support of such claims will be deemed acceptable by the FDA or FTC, should either agency request any such data in the future.

     No Assurance of Proprietary Protection. The Company considers some of its chewing gum formulations and processes to be proprietary in nature and relies upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect such proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of the Company's proprietary information or that the Company's competitors will not independently develop chewing gum formulations and processes that are substantially equivalent or superior to the Company's. The Company holds certain trademark and trade name protection for some of its chewing gum products and has applied for trademark and trade name protection on other products. There can be no assurance that the Company will be able to successfully defend its trademarks or trade names against claims from or use by competitors or obtain trademark or trade name protection for new products.

     Risks of New Product Development. The Company may experience difficulties that could delay or prevent the introduction of new chewing gum products. The Company may be dependent in the near future upon chewing gum products that are currently being developed by it. If the Company is unable to develop new chewing gum products on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected.

     Risks Associated with Expansion. The Company intends to continue to expand its manufacturing and marketing operations. Expansion will place substantial strains on the Company's newly retained management and its operational, accounting and information systems. Successful management of growth will require the Company to improve its financial controls, operating procedures and management information systems, and to train, motivate and manage its employees.

The Company's failure to manage growth effectively would have a material adverse effect on its results of operations and its ability to execute its business strategy.

     Dependence Upon Management Personnel and Executive Officers; Management Changes. The Company's operations are dependent upon its ability to hire and retain qualified management personnel and upon the continued services of its executive officers. The loss of services of any of the Company's executive officers, whether as a result of death, disability or otherwise, would have a material adverse effect upon the business of the Company. The Company has experienced significant management changes in 1995 and 1996 including the appointment of a new Chief Executive Officer and President in August 1996. The Company has entered into employment agreements with its current executive officers and has applied for key man life insurance upon certain of their lives.

     Fluctuations in Operating Results. The Company's operating results have varied and will continue to vary from period to period as a result of the amount its manufacturing facilities are utilized, the purchasing patterns of consumers, the timing of new product introductions by the Company and its competitors and variations in sales and competitive pricing. Unanticipated events, including delays in developing, manufacturing or marketing new chewing gum products, could have an adverse effect on the Company's operating results and could also result in significant fluctuations in operating results in future periods.

     Need for Additional Financing. The Company will be required to seek additional debt or equity financing in the future in order to fund anticipated expansion of its manufacturing and marketing activities. There can be no assurance that such additional financing will be available to the Company on acceptable terms, or at all. Any future equity financing may involve substantial dilution to the interests of the Company's stockholders.

     Product Liability. The Company is subject to significant liability should use or consumption of its products cause injury, illness or death. Although the Company carries product liability insurance, there can be no assurance that its insurance will be adequate to protect the Company against product liability claims or that insurance coverage will continue to be available to the Company on reasonable terms.

     No Dividends. The Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be used to finance growth.

     Possible Volatility of Securities Prices. The market price of the Common Stock has been highly volatile and may continue to be volatile in the future. Factors such as the Company's operating results or public announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results, general economic indicators and other factors beyond the control of the Company. The registration of the securities offered hereby could increase the volatility of the Common Stock by increasing the number of shares of publicly traded Common Stock outstanding.

     Control by Management; Authorization and issuance of Preferred Stock; Prevention of Changes in Control. The Company's officers and directors own approximately 20.7% of the issued and outstanding shares of Common Stock
(assuming exercise by them of outstanding stock options and common stock purchase warrants), and can as a practical matter continue to elect all of the Company's directors and control the affairs of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Certificate of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Certificate of Incorporation or Bylaws. Holders of the Preferred Stock may have the right to receive dividends, certain preferences in liquidation, and conversion rights.

     Elimination of Director Liability. The Company's Certificate of Incorporation contains a provision eliminating a director's liability to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving a financial benefit to a director, the intentional infliction of harm of the Company or certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of criminal law. The Company's Bylaws contain provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted under Utah law. These provisions could serve to insulate officers and directors of the Company against liability for actions which damage the Company or its stockholders.

     Maintenance Criteria for NASDAQ Securities. The National Association of Securities Dealers, Inc. ("the NASD"), which administers NASDAQ, recently made changes in the criteria for continued NASDAQ eligibility. In order to continue to be included in NASDAQ, a company must maintain $2 million in total assets, a $200,000 market value of its public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers, at least 300 holders of the Common Stock and a minimum bid price of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities in NASDAQ. In such event, trading, if any, in the securities may then continue to be conducted in the non-NASDAQ over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities. In addition, the Company would be subject to a rule promulgated by the Commission that, if the Company fails to meet criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the securities, which may affect the ability of purchasers in the Offering to sell the securities in the secondary market.

     Disclosure Related to Penny Stocks. The Commission has recently adopted rules that define "penny stock." In the event that any of the Company's securities are characterized in the future as penny stock, broker-dealers dealing in the securities will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities and obtain the written consent of purchasers to purchase such securities and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which could reduce the liquidity of the securities offered hereby.

                                 USE OF PROCEEDS

     The Company will not receive any part of the proceeds from the sale of Common Stock by the Selling Stockholders, although it will receive any funds tendered upon exercise price of the Purchase Warrants (amounting to up to $4,440,000), which will be added to the Company's working capital. The Company may also realize the cancellation of up to $2,530,000 of debt if the Convertible Notes are converted into Common Stock by the holders thereof.

                               SELLING STOCKHOLDERS

     This Prospectus covers the sale of an aggregate of 1,152,632 shares of Common Stock comprised of (i) 620,000 shares upon exercise of Common Stock Purchase Warrants ("Purchase Warrants") and (ii) 532,632 shares upon conversion of subordinated convertible notes ("Convertible Notes") together with 40,000 Common Stock Purchase Warrants (the "Warrants"), each entitling the holder to purchase one share of Common Stock at $7.50 per share at any time until April 24, 2001. The securities are held by certain selling stockholders (the "Selling Stockholders").

     An aggregate of 460,000 of the Purchase Warrants are estimated by the Company to be held by over 100 beneficial Purchase Warrantholders who acquired the securities in the Company's IPO Offering or in the aftermarket and are not listed below. Set forth below is the name of all other Selling Stockholders (none of whom are officers, directors or principal stockholders of the Company), the number of Purchase Warrants, Warrants, Convertible Notes and underlying shares of Common Stock owned by each Selling Stockholder as of October 7, 1999, the number of shares of Common Stock and Warrants which may be offered by the Selling Stockholders pursuant to this Prospectus, and the number of underlying shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering if all underlying shares are sold. All securities are owned beneficially and of record. The address of each Selling Stockholder is in care of the Company at 4205 North 7th Avenue, Suite 300, Phoenix, Arizona 85013. Following exercise of the Warrants or conversion of the Convertible Notes, the Common Stock listed below may be offered for sale by the Selling Stockholders from time to time in open market transactions at prevailing market prices and at customary commission rates. See "Plan of Distribution."

                                   Number of                                     Number of Securities
       Name of                 Securities Owned           Number of Securities       Owned After
  Selling Stockholder         Prior to the Offering          Being Offered           the Offering
  -------------------         ---------------------       --------------------   --------------------
Robert Wyatt                 1,142 Warrants and 4,568   4,568 Shares Underlying         -0-
                             Shares underlying the      the Purchase Warrants
                             Purchase Warrants

Financial Freedom Fund       715 Warrants and 2,860     2,860 Shares Underlying         -0-
                             Shares underlying the      the Purchase Warrants
                             Purchase Warrants

Earl and Ruth Miller         1,428 Warrants and 5,712   5,712 Shares Underlying         -0-
                             Shares underlying the      the Purchase Warrants
                             Purchase Warrants

Morganbrook Securities       1,430 Warrants and 5,720   5,720 Shares Underlying         -0-
                             Shares underlying the      the Purchase Warrants
                             Purchase Warrants

Steve Harrington             700 Warrants and 2,800     2,800 Shares Underlying         -0-
                             Shares underlying the      the Purchase Warrants
                             Purchase Warrants

The Investment Company       700 Warrants and 2,800     2,800 Shares Underlying         -0-
                             Shares underlying the      the Purchase Warrants
                             Purchase Warrants

Randy Story                  11,525 Warrants and        46,100 Shares                   -0-
                             46,100 Shares underlying   Underlying the Purchase
                             the Purchase Warrants      Warrants

William Zeller               12,384 Warrants and        49,536 Shares                   -0-
                             49,536 Shares underlying   Underlying the Purchase
                             the Purchase Warrants      Warrants

Anthony Pzrechera            800 Warrants and 3,200     3,200 Shares Underlying         -0-
                             Shares underlying the      the Purchase Warrants
                             Purchase Warrants

Kirk Wyatt                   5,568 Warrants and         22,272 Shares                   -0-
                             22,272 Shares underlying   Underlying the Purchase
                             the Purchase Warrants      Warrants

Howard Davis                 3,608 Warrants and         14,432 Shares                   -0-
                             14,432 Shares underlying   Underlying the Purchase
                             the Purchase Warrants      Warrants

Myron Ace                    52,632 Shares Upon                52,632                   -0-
                             Conversion of
                             Convertible Note

Eric Butlein                 21,053 Shares Upon                21,053                   -0-
                             Conversion of
                             Convertible Note

Donald Bullerdick            13,158 Shares Upon                13,158                   -0-
                             Conversion of
                             Convertible Note

                                  Number of                                       Number of Securities
      Name of                  Securities Owned         Number of Securities          Owned After
  Selling Stockholder        Prior to the Offering          Being Offered             the Offering
  -------------------        ---------------------      --------------------      --------------------
Paul J. Creamer              51,432 Shares Upon                51,432                   -0-
                             Conversion of
                             Convertible Note

Thomas Creamer               1,200 Shares Upon                  1,200                   -0-
                             Conversion of
                             Convertible Note

Nancy J. and Julie           21,053 Shares Upon                21,053                   -0-
Dhonau                       Conversion of
                             Convertible Note

Harmon  Burns IRA-RQ         78,947 Shares Upon                78,947                   -0-
                             Conversion of
                             Convertible Note

Jerry Friedman               52,632 Shares Upon                52,632                   -0-
                             Conversion of
                             Convertible Note

Harvey and July Kleiner      8,948 Shares Upon                  8,948                   -0-
                             Conversion of
                             Convertible Note

Jeffrey Kleiner              4,210 Shares Upon                  4,210                   -0-
                             Conversion of
                             Convertible Note

Ronald J. Likas              31,579 Shares Upon                31,579                   -0-
                             Conversion of
                             Convertible Note

Theodore M. Luntz, Trustee   21,053 Shares Upon                21,053                   -0-
Theodore M. Luntz Trust      Conversion of
                             Convertible Note

Polaris Holdings, Ltd.       80,000 Shares Upon                80,000                   -0-
                             Conversion of
                             Convertible Note

Adam Schewitz Trust          5,263 Shares Upon                  5,263                   -0-
                             Conversion of
                             Convertible Note

Max Schewitz Trust           5,263 Shares Upon                  5,263                   -0-
                             Conversion of
                             Convertible Note

L&D&S Schewitz Trust         15,789 Shares Upon                15,789                   -0-
                             Conversion of
                             Convertible Note

Sarah Schewitz Trust         5,263 Shares Upon                  5,263                   -0-
                             Conversion of
                             Convertible Note

Donald Wall                  10,526 Shares Upon                10,526                   -0-
                             Conversion of
                             Convertible Note

Zippo Manufacturing,         52,632 Shares Upon                52,632                   -0-
Zahara, Inc.                 Conversion of
                             Convertible Note

                              PLAN OF DISTRIBUTION

     The Common Stock underlying the Purchase Warrants, Convertible Notes and Warrants (as well as the Warrants themselves) may be sold from time to time by the Selling Stockholders in open market transactions, including block trades on the National Market, in negotiated public or private transactions or in a combination of any such methods of sale. Alternatively, the Selling Stockholders may from time to time upon exercise or conversion offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Common Stock or Warrants for whom they may act as agent. The Selling Stockholders (excluding the holders of the IPO Warrants) and any such underwriters, dealers or agents that participate in the distribution of the Common Stock or Warrants may be deemed to be underwriters, and any profit on the sale of the Common Stock or Warrants by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of the Common Stock or Warrants is made, to the extent required, a Prospectus Supplement will be distributed that will set forth the aggregate amount of Common Stock or Warrants being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to purchasers. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby, although it will receive any funds tendered upon exercise of the Purchase Warrants, which will be added to the Company's working capital. All of the distribution expenses of the offering (other than sales commissions and discounts) will be paid by the Company.

     The Common Stock and Warrants may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     The Company has agreed to indemnify in certain circumstances the Selling Stockholders (excluding the holders of the IPO Warrants) and any underwriter, selling brokers, dealer managers or similar persons who participate in the distribution of the Common Stock, if any, and certain persons related to the foregoing persons, against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders (excluding the holders of the IPO Warrants) have agreed to indemnify in certain circumstances the Company and certain persons related to the Company against certain liabilities, including liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Common Stock and Warrants will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

     Gary A. Agron, Englewood, Colorado, has acted as counsel to the Company in connection with the offering.

                                     EXPERTS

     The financial statements of the Company included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 which are incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been audited by Angell & Deering, independent auditors, as stated in their report appearing therein, and have been so included herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

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No dealer,  salesman or other person has
been  authorized to give any information
or to  make  any  representations  other
than  contained  in this  Prospectus  in
connection  with the Offering  described
herein,  and  if  given  or  made,  such
information or representations  must not           620,000 Shares of
be relied upon as having been authorized      Common Stock Upon Exercise of
by the Company. This Prospectus does not      Common Stock Purchase Warrants
constitute  an  offer  to  sell,  or the           532,632 Shares of
solicitation  of an  offer  to buy,  the       Common Stock Upon Conversion of
securities  offered hereby to any person    Subordinated Convertible Notes
in any  state or other  jurisdiction  in   40,000 Common Stock Purchase Warrants
which  such  offer  or  solicitation  is
unlawful.  Neither the  delivery of this
Prospectus nor any sale hereunder shall,
under  any  circumstances,   create  any
implication   that  there  has  been  no       GUM TECH INTERNATIONAL, INC.
change in the affairs of the Company since the date hereof.

                                   Page
                                   ----

Available Information............    2
Incorporation of Certain                            --------------
  Documents by Reference.........    2
Business of the Company..........    4                PROSPECTUS
Risk Factors.....................    6
Use of Proceeds..................   12              --------------
Selling Stockholders.............   12
Plan of Distribution.............   15
Legal Matters....................   16              June 20, 1997
Experts..........................   16


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